EXHIBIT (a)(3)

William Lyon Homes Announces Formation of Special Committee and Appointment of Advisors

NEWPORT BEACH, Calif.—(BUSINESS WIRE)—March 23, 2006—William Lyon Homes (NYSE:WLS) (the “Company”) announced that its board of directors has formed a special committee of independent directors (the “Special Committee”) to consider the offer by General William Lyon (“General Lyon”), Chairman and Chief Executive Officer of the Company, to purchase all of the outstanding shares of common stock of the Company not owned by General Lyon, at a cash purchase price of $93.00 per share, without interest. The members of the Special Committee are Harold H. Greene (Chairman), Lawrence M. Higby and Arthur B. Laffer.

The Special Committee announced that it has engaged Morgan Stanley as its financial advisor and Gibson, Dunn & Crutcher LLP as its legal advisor to assist in its evaluation of the offer by General Lyon.

Stockholders are urged to read the Company’s solicitation/recommendation statement on Schedule 14D-9 when it is filed with the Securities and Exchange Commission (“SEC”) because it will contain important information. Investors can obtain a free copy of the Schedule 14D-9 and any amendments thereto, if and when available, and all other SEC filings made by William Lyon Homes at www.sec.gov.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the SEC.

CONTACT:  William Lyon Homes

W. Douglass Harris, Investor Relations, 949-833-3600

SOURCE: William Lyon Homes